KPMG LLP Suite 1700 100 North Tampa Street Tampa, FL 33602-5145 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our reports dated February 23, 2023, with respect to the consolidated financial statements of The Mosaic Company and the effectiveness of internal control over financial reporting, incorporated herein by reference. Tampa, Florida May 30, 2023 Exhibit 23.2